EXHIBIT 99.1

OLD POINT ANNOUNCES AGREEMENT WITH PL CAPITAL

PL CAPITAL WITHDRAWS PROXY CONTEST

Hampton, Virginia – March 16, 2016 – Old Point Financial Corporation (NASDAQ: OPOF) ("Old Point" or the "Company") today announced that it has entered into an agreement with PL Capital and certain of its affiliates (collectively, the "PL Capital Group"), which beneficially owns approximately 6.1% of the Company's outstanding stock, and William F. Keefe, regarding the composition of Old Point's Board of Directors (the "Board").

Under the terms of the agreement, Old Point has agreed to nominate Mr. Keefe for election to the Board at the Company's 2016 and 2017 annual meetings of stockholders. If Mr. Keefe is elected to the Board, he will be placed on the board of directors of The Old Point National Bank of Phoebus and will be eligible to serve on other committees of the Board in the same manner as any other director.

PL Capital Group agreed to withdraw its proxy contest and to vote all of its shares in favor of the nominees of the Board at the 2016 and 2017 annual meetings, in addition to certain other customary standstill and voting commitments.

Robert F. Shuford, Jr., Director of the Company and President and CEO of Old Point National Bank, the Company's primary subsidiary commented: "The addition of Mr. Keefe to the Board's slate of director nominees is consistent with our commitment to carefully consider constructive input from our stockholders. We are confident that our agreement with the PL Capital Group will permit us to continue to focus on Old Point's financial performance and profitability in order to enhance stockholder value."

"We appreciate Old Point's approach and the collaborative solutions agreed to by all parties. We look forward to working together with Rob and his team towards our mutual goal of maximizing long-term value for all Old Point stockholders," added PL Capital Group's principal Richard J. Lashley.

Vinson & Elkins L.L.P. and Troutman Sanders LLP are serving as legal counsel to the Company. Foley & Lardner LLP is serving as legal counsel to the PL Capital Group.

About William F. Keefe

Mr. Keefe is a graduate of Fairleigh Dickinson University, Madison, New Jersey with a B.S. degree in Accounting. He is also an inactive Certified Public Accountant licensed in the State of New Jersey. Currently, Mr. Keefe is a Senior Portfolio Manager at TSP Capital Management Group, LLC, located in Summit, New Jersey with full responsibility for high net worth client acquisition and development, portfolio structuring and risk management. Mr. Keefe is also a member of the firm's Investment Committee. Effective April 1, 2016 Mr. Keefe will join McRae Capital Management Inc., Morristown, New Jersey as Managing Director. Mr. Keefe has worked at various commercial banks in New Jersey and has held executive and senior financial management positions in those institutions.

About Old Point

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757-251-2792.

About PL Capital Group

PL Capital, LLC, an investment firm based in Naperville, Illinois that invests in community banks and thrifts, is one of the Company's largest institutional shareholders.

Important Additional Information

Old Point Financial Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Old Point stockholders in connection with the matters to be considered at Old Point's 2016 Annual Meeting. Old Point intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Old Point stockholders. OLD POINT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Old Point's directors and executive officers in Old Point stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through Old Point's website (www.oldpoint.com) or through the SEC's website at www.sec.gov. Information can also be found in Old Point's other SEC filings, including Old Point's definitive proxy statement for the 2016 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2015. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Old Point's 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Old Point with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Old Point's website at www.oldpoint.com, by writing to Old Point Financial Corporation at 1 West Mellen Street Hampton, Virginia 23663.

Forward Looking Statements

Statements made by representatives of Old Point in this press release that are not historical facts, are forward-looking statements. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company's control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts

Erin Black

Senior Vice President/Marketing Director

757-251-2792